Exhibit 10.1

THE SERVICEMASTER COMPANY

2007 Long-Term Incentive Plan

Adopted March 15, 2007

Section 1: General

1.1   Establishment of the Plan.   The ServiceMaster Company, a Delaware corporation (the “Company”), hereby establishes the 2007 Long-Term Incentive Plan as set forth herein (the “Plan”).

1.2   Effective Date.   The Board approved the Plan on March 15, 2007 (the “Effective Date”).  The Plan shall cover the three-year performance period beginning on January 1, 2007 and ending on December 31, 2009 (the “Performance Period”).  The Plan shall terminate as of December 31, 2009, unless terminated earlier by the Board.  Termination of the Plan shall not affect the terms or conditions of any award or the payment associated with any Unit granted prior to termination of the Plan without the consent of the holder of such Units.

1.3   Purpose.   The purpose of the Plan is to benefit the Company and its shareholders by linking a substantial portion of the compensation of key employees of the Company and its subsidiaries to the achievement of performance targets established by the Committee or the Board relating to Actual Pre-Tax Income and Actual Revenue.

1.4   Administration of the Plan.   Subject to the general authority of the Board, the Plan shall be administered by the Committee or a successor designated by the Board.  The Committee shall, subject to the terms of the Plan, interpret the Plan and the application thereof, and establish rules and regulations it deems necessary or desirable for the administration of the Plan, including any award of Units under the Plan.  All such interpretations, rules and regulations shall be final, binding and conclusive absent manifest error.

Section 2: Definitions

2.1   Definitions.   Whenever used in the Plan, the following terms shall have the meanings set forth below.

“Accounting Firm” means a registered public accounting firm within the meaning of the Sarbanes-Oxley Act of 2002 and the regulations under such Act.

“Actual Pre-Tax Income” means the actual consolidated earnings before taxes of the Company and its subsidiaries for the Performance Period as determined by GAAP and consistently applied for all purposes of the Plan.  The calculation of Actual Pre-Tax Income shall be determined by the Committee reasonably and in good faith, taking into account any adjustments to Target Pre-Tax Income with a view towards consistency of application and treatment.

“Actual Revenue” means the actual consolidated revenue of the Company and its subsidiaries for the Performance Period as determined by GAAP and consistently applied for all purposes of the Plan.  The calculation of Actual Revenue shall be determined by the Committee reasonably and in good faith, taking into account any adjustments to Target Revenue with a view towards consistency of application and treatment.

“Actual Unit Payment” means the product of the Target Unit Payment times the percentage payout determined on the basis of the attainment during the Performance Period of the Target Pre-Tax Income and Target Revenue, as set forth in and calculated consistent with Exhibit A.

“Affiliate” means any business entity in which 50% or more of the equity interests are owned, directly or indirectly, by the Company.

 “Board” means the Board of Directors of the Company.

 “Cause” means (1) a material willful breach by a participant of his or her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is not remedied within 30 days after receipt of written notice from the Company or an Affiliate specifying such breach; (2) the commission by a participant of a felony or misdemeanor involving any act of fraud, embezzlement or dishonesty or any other intentional misconduct by the participant that substantially and adversely affects the business affairs or reputation of the Company or any Affiliate; or (3) any failure to cooperate with any investigation or inquiry into a participant’s, the Company’s or any Affiliate’s business practices, whether internal or external, including, but not limited to a participant’s refusal to be deposed or to provide testimony at any trial or inquiry.

“CEO” means the Chief Executive Officer of the Company or other person serving as the principal executive officer of the Company.

“Committee” means the Compensation and Leadership Development Committee of the Board or any successor thereto.

“Company” has the meaning set forth in Section 1.1 and includes any successor entity.

“Disability” means the absence from the employee’s duties with ServiceMaster or its Affiliates on a full-time basis for at least 180 consecutive days as a result of the employee’s incapacity due to physical or mental illness.

“Effective Date” has the meaning set forth in Section 1.2.

“GAAP” means United States generally accepted accounting principles.

“Percent of Target Payout” has the meaning set forth in Section 3.5.

“Performance Period” has the meaning set forth in Section 1.2.

“Plan” has the meaning set forth in Section 1.1.

“Plan Year” means each of the three calendar years ending December 31, 2007, December 31, 2008 and December 31, 2009.

“Target Pre-Tax Income” means the target consolidated earnings before taxes of the Company and its subsidiaries for the Performance Period as determined by GAAP and consistently applied for all purposes of the Plan, as set forth in Exhibit A, with the following adjustments: (1) extraordinary or unusual items, in particular those of a non-recurring nature, including acquisitions of lines of business that differ substantially from the businesses of the Company as of the Effective Date, divestitures of subsidiaries or businesses where the pre-tax income of that subsidiary or business constitutes a part of the Target Pre-Tax Income prior to divestiture, changes in accounting principles which shall be consistently applied for all purposes of the Plan, and restructuring and impairment charges, which shall result in a positive or negative adjustment, as appropriate, to the Target Pre-Tax Income for the Performance Period; and (2) interest and investment income and expense shall be included; provided that if the Company’s capital structure should significantly change as a result of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange or repurchase of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a regular cash dividend, appropriate adjustments shall be made to Target Pre-Tax Income to reflect the effects of such change or event.  Notwithstanding the foregoing, acquisitions of businesses and assets within a similar line of business, and increased interest expense resulting from such acquisitions, including tuck-in acquisitions, shall not result in an adjustment. Any adjustment to the Target Pre-Tax Income for the Performance Period shall be determined by the Committee reasonably and in good faith.

“Target Revenue” means the target consolidated revenue of the Company and its subsidiaries for the Performance Period as determined by GAAP and consistently applied for all purposes of the Plan, as set forth in Exhibit A, with the following adjustments: extraordinary or unusual items, in particular those of a non-recurring nature, including acquisitions of lines of business that differ substantially from the businesses of the Company as of the Effective Date, divestitures of subsidiaries or businesses where the revenue of that subsidiary or business constitutes a part of the Target Revenue prior to divestiture, changes in accounting principles which shall be consistently applied for all purposes of the Plan, and restructuring and impairment charges, which shall result in a positive or negative adjustment, as appropriate, to the Target Revenue for the Performance Period.  Notwithstanding the foregoing, acquisitions of businesses and assets within a similar line of business, including tuck-in acquisitions, shall not result in an adjustment. Any adjustment to the Target Revenue for the Performance Period shall be determined by the Committee reasonably and in good faith.

“Target Total Payment” means $11,000,000, the target total incentive compensation payment to participants in the Plan.

“Target Unit Payment” means the $100, the Target Total Payment divided by 110,000.

“Units” has the meaning set forth in Section 3.2.

Section 3: Participants, Plan Calculations, Termination of Employment and Withholding Taxes

3.1   Participants.   The participation of the CEO in the Plan shall be subject to the approval of the Board.  Subject to the authority of the Board, the participation of executive officers of the Company in the Plan shall be subject to the approval of the Committee.  Subject to the authority of the Board and the Committee, the CEO shall determine all other participants in the Plan.

3.2   Units.   Participation in the Plan shall be determined on the basis of participation units (“Units”). For this purpose, up to 110,000 Units shall be allocated among the designated participants.   If and to the extent that there are at any time less than 110,000 total Units allocated to participants, the difference between 110,000 and the number of Units which are allocated to participants shall be deemed to be allocated to the Company.  Each award of Units shall be evidenced by a Unit Award Agreement substantially in the form attached as Exhibit B.

3.3   Calculations under the Plan.   Not later than the 75th day after the end of each Plan Year, the Chief Financial Officer of the Company or other officer performing similar duties shall prepare (or cause to be prepared under the Chief Financial Officer’s direction) a document setting forth in reasonable detail the following calculations:  (1) an estimate of the Actual Pre-Tax Income for the Performance Period based on performance through such Plan Year, (2) an estimate of the Actual Revenue for the Performance Period based on performance through such Plan Year, and (3) in the case of the Plan Year ending December 31, 2009, the Actual Pre-Tax Income, the Actual Revenue and the Actual Unit Payment, if any, earned as of the end of the Performance Period.  Any such calculations shall be reviewed by an Accounting Firm.  The Accounting Firm shall indicate in writing its agreement and any disagreement with any of the calculations prepared by the Chief Financial Officer.  Any such disagreements shall be resolved by the Accounting Firm and the Chief Financial Officer, which resolution shall be final, binding and conclusive absent manifest error.

3.4   Payouts.   If the Actual Pre-Tax Income for the Performance Period exceeds 90% of the Target Pre-Tax Income for the Performance Period and the Actual Revenue for the Performance Period exceeds 90% of the Target Revenue for the Performance Period, then the Actual Unit Payment shall be paid in cash per Unit to each participant then holding an outstanding Unit (except as set forth and in accordance with Section 3.5).  Any such payment shall be made not later than March 15, 2010.

3.5   Effect of Termination of Employment.   In the event of the termination of employment of a participant for any reason prior to December 31, 2007, any Units allocated to such participant shall be cancelled as of the effective date of such participant’s termination of employment (unless otherwise determined by the CEO), and such participant shall not have any right to receive any cash in lieu of any such Units.

In the event of the termination of employment of a participant on or after January 1, 2008 by the Company or any subsidiary without Cause or by reason of the participant’s death or Disability, any Units allocated to such participant shall be cancelled as of the effective date of such participant’s termination of employment (unless otherwise determined by the CEO), and such participant shall have the right to receive, in lieu of any such Units, an amount in cash per Unit equal to the product of (1) the Percent of Target Payout, multiplied by (2) the Target Unit Payment, multiplied by (3) a fraction, the numerator of which is the number of days from and including January 1, 2007 through and including the effective date of the participant’s termination of employment, and the denominator of which is 1,096.  For purposes of the preceding calculation, the Percent of Target Payout shall be determined by calculating the ratio of (i) accumulated actual pre-tax income against accumulated target pre-tax income under the Plan (taking into account any adjustments from time to time made in accordance with the Plan) from January 1, 2007 through the last day of the calendar month immediately preceding the effective date of the participant’s termination of employment and (ii) accumulated actual revenue against accumulated target revenue under the Plan (taking into account any adjustments from time to time made in accordance with the Plan) through the last day of the calendar month immediately preceding the effective date of the participant’s termination of employment, with each such ratio then being applied to and in accordance with Exhibit A to determine the Percent of Target Payout.  The determination of accumulated actual pre-tax income and accumulated actual revenue shall be derived from the most recent audited financial statements of the Company and the unaudited financial statements of the Company for any interim period.  The Chief Financial Officer of the Company or other officer performing similar duties shall prepare (or cause to be prepared under the Chief Financial Officer’s direction) a document setting forth in reasonable detail the calculation of any payment pursuant to this paragraph.  Any such calculations shall be final, binding and conclusive absent manifest error.  Any payment pursuant to this paragraph shall be made within 60 days after the effective date of the participant’s termination of employment.

In the event of the termination of employment of a participant on or after January 1, 2008 for any reason other than as set forth herein, any Units allocated to such participant shall be cancelled as of the effective date of such participant’s termination of employment (unless otherwise determined by the CEO), and such participant shall not have any right to receive any cash in lieu of any such Units.

3.6   Termination or Cancellation of Units.   The termination or cancellation of any Units previously allocated to a participant shall not result in an increase in the amount of any other participant’s Units or percentage interest in the Plan. Units which are terminated or canceled shall be deemed to be assigned to the Company.

3.7   Withholding Taxes.   The Company shall have the right to reduce each payment made under the Plan by the amount which the Company is required to withhold from payments made under the Plan in respect of Federal, state, local or other taxes.

Section 4: General Provisions

4.1   Binding Effect.   This Plan and any Unit Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the holder of any Units, acquire any rights hereunder in accordance with this Plan or any Unit Award Agreement.  All obligations of the Company under this Plan and any Unit Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

4.2.   Amendment.   The Board may amend this Plan at any time and from time to time, in whole or in part, provided that no such amendment shall adversely affect the terms or conditions of any award or the payment associated with any Unit granted prior to termination of the Plan without the consent of the holder of such Units.

4.3   No Right of Participation or Employment.   No person shall have any right to participate in the Plan.  Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company and its Affiliates or affect in any manner the right of the Company and its Affiliates to terminate the employment of any person at any time without liability hereunder.

4.4   Severability.   If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been set forth herein.

4.5   Governing Law.  The Plan and all agreements hereunder, including any Unit Award Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.6   Designation of Beneficiaries.   If permitted by the Company, a participant may file with the Committee a written designation of one or more persons as such participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the participant’s death or disability.  Such beneficiary or beneficiaries shall be entitled to receive the participant’s award(s) in the event of the participant’s death or disability.  Each beneficiary designation shall become effective only when filed in writing with the Committee during the participant’s lifetime on a form prescribed by the Committee.